Exhibit 99.1

Simulations Plus Reports Record Preliminary Revenues for Third Quarter and Nine Months of Fiscal 2015

LANCASTER, Calif.--(BUSINESS WIRE)-- Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for the third quarter of its fiscal year 2015, ending May 31, 2015 (3QFY15).

Mr. John Kneisel, chief financial officer of Simulations Plus, Inc., stated: “In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 3QFY15. Earnings will not be released until just prior to the filing of our quarterly report on Form 10-Q. We expect to file our 10-Q with the U.S. Securities and Exchange Commission on or before the July 15, 2015 deadline.”

Preliminary results for the quarter:

•	Preliminary revenues for the three months ended May 31, 2015 increased 58.8% or $2.20 million to a record $5.94 million, compared to $3.74 million for the same period in 2014.

o	Software and software-related services increased 20.6% to a record $4.4 million or 74% of sales for 3QFY15 compared to 3QFY14, a portion of this increase came from a ~$250,000 order that carried over into the current quarter from 2QFY15.

▪	Simulations Plus analytical study and collaboration revenues were approximately $157,000 for 3QFY15 up $52,000 or 49% when compared to 3QFY14

o	Cognigen Corporation 3QFY15 revenues increased 10% to $1.40 million, compared to $1.27 million in the second quarter of this fiscal year. Cognigen revenue has sequentially increased each quarter through the nine months ended May 31, 2015.

•	Preliminary revenues for the nine months ended May 31, 2015 were $14.6 million, compared to $9.46 million for the same period in 2014; this represents an increase of 54.3% or $5.14 million. $3.81 million of the 2015 revenue increase is attributed to Cognigen Corporation.

•	During 3QFY15, the company added 20 new customers and a total of 63 for the nine months ended May 31, 2015.

•	Cash as of May 31, 2015 was $6.5 million; the Company made a dividend distribution of approximately $844,000 on May 11, 2015.

John DiBella, vice president for marketing and sales of Simulations Plus, said: “Across the board, this was a strong quarter for us. We generated robust sales to new clients in all territories, maintained high software renewal rates, and experienced increased demand for our consulting services. Among the new software license sales, orders were finalized with several new divisions at the U.S. FDA, U.S. EPA, and China FDA, which is encouraging as regulatory agencies around the globe continue to promote the use of modeling and simulation to assist with research and development. With the successful launch of new versions of our flagship products, GastroPlus™ and ADMET Predictor™, coupled with continued progress in the cross-promotion of consulting services with Cognigen, we expect this positive momentum in revenue growth to continue.”

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Ted Grasela, president of Simulations Plus and its wholly owned subsidiary, Cognigen Corporation, added: “Our scientists continue to find new and innovative ways of using modeling and simulation to address the challenges of drug research and development. Excellent collaboration across the company’s divisions is bringing significant value to our clients’ decision-making efforts.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus recently acquired Cognigen Corporation adding top quality modeling and simulations using clinical trial data to our offerings. The acquisition more than doubled our staff and added significantly to revenues. The Company is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” Cognigen Corp is located in Buffalo, New York. For more information, visit our Web site at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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Contacts

Simulations Plus Investor Relations
Ms. Renee Bouche, 661-723-7723
renee@simulations-plus.com
or
Hayden IR
Mr. Cameron Donahue, 651-653-1854
cameron@haydenir.com

Source: Simulations Plus, Inc.

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